Exhibit 10.2
GENERAL CABLE CORPORATION
STOCK INCENTIVE PLAN

GLOBAL STOCK UNITS FOR EXECUTIVES

GRANT LETTER

The Compensation Committee of the Board of Directors of General Cable Corporation (the “Company”) granted the stock units (“Stock Units”) set forth below pursuant to the General Cable Corporation Stock Incentive Plan (the “Plan”).
The Stock Units have been granted pursuant to the Plan and are subject to the terms and conditions of the Plan, this Grant Letter and the applicable Terms and Conditions. When and if the vesting requirements set forth in the Terms and Conditions are satisfied, the Participant shall be entitled to one share of Common Stock for each vested Stock Unit. In the event of any inconsistency between this Grant Letter and the Terms and Conditions or the Plan, the Terms and Conditions or the Plan, as applicable, will govern. Capitalized terms used but not defined in this Grant Letter will have the meaning set forth in the Plan or the Terms and Conditions, as applicable.
PARTICIPANT:
DATE OF GRANT:
TARGET NUMBER OF UNITS:
PERFORMANCE PERIODS:

•	Year 1 Performance Period: the one (1) year performance period commencing on January 1, 2017

•	Year 2 Performance Period: the one (1) year performance period commencing on January 1, 2018

•	Year 3 Performance Period: the one (1) year performance period commencing on January 1, 2019
VESTING SCHEDULE:
Subject to the Terms and Conditions, if the Participant has remained in the continuous employment of the Company and its Subsidiaries through the end of the applicable Performance Period, the Stock Units shall become vested on the last day of the applicable Performance Period as follows:

•	one-third (1/3) of the Stock Units shall vest on the last day of the Year 1 Performance Period if EBITDA divided by USD 100 million is greater than one (1) for the Year 1 Performance Period;

•	one-third (1/3) of the Stock Units shall vest on the last day of the Year 2 Performance Period if EBITDA divided by USD 100 million is greater than one (1) for the Year 2 Performance Period; and

•	one-third (1/3) of the Stock Units shall vest on the last day of the Year 3 Performance Period if EBITDA divided by USD 100 million is greater than one (1) for the Year 3 Performance Period.
“EBITDA” means earnings before interest, taxes, depreciation, and amortization, and shall be calculated in accordance with the Terms and Conditions.
If the performance goal is not achieved in respect of a Performance Period, the Stock Units subject achievement of the performance goal will be forfeited, and the Participant shall have no right to such Stock Units.

GENERAL CABLE CORPORATION
STOCK INCENTIVE PLAN
TERMS AND CONDITIONS

GLOBAL STOCK UNITS FOR EXECUTIVES
1.Terms and Conditions. These Stock Unit Terms and Conditions for Executives (the “Terms and Conditions”) are made and entered into as of the date of grant (the “Date of Grant”) specified in the Executive Officer/Operating Committee Restricted Stock Unit Grant Letter to which these Terms and Conditions relate (the “Grant Letter”), between General Cable Corporation, a Delaware corporation (the “Company”), and the participant designated in the Grant Letter (the “Participant”) pursuant to the General Cable Corporation Stock Incentive Plan (the “Plan”). Capitalized terms not defined herein shall have the meanings ascribed thereto in the Plan.
2.Grant. The Participant is granted a number of restricted stock units with respect to the Common Stock of the Company designated in the Grant Letter (the “Stock Units”). The Stock Units are granted as provided for under the Plan and are subject to the terms and conditions set forth in the Plan, the Grant Letter and the Terms and Conditions. This grant of Stock Units shall vest according to the vesting conditions set forth in Paragraphs 3 and 4 or as provided in Paragraphs 9 and 10, as applicable.
3.Vesting.
(a)    The Stock Units shall be promptly recorded on the books of the Company as Stock Unit awards. When and if the vesting requirements, as set forth below, are satisfied, the Participant shall be entitled to receive one share of Common Stock for each vested Stock Unit granted hereunder, except as otherwise provided in Paragraph 10(b) below. Each vested Stock Unit shall be settled within 90 days following the vesting date, but no later than March 15 of the calendar year following the calendar year in which the Stock Unit vested. Prior to the vesting and settlement of the Stock Units, the Participant shall have no rights as a stockholder with respect to the shares of Common Stock underlying the Stock Units.
(b)    Except as provided in Paragraphs 9 and 10, the vesting of the Stock Units is contingent upon (i) the Company’s achievement of the performance targets for Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) described below for the Year 1 Performance Period, Year 2 Performance Period, and Year 3 Performance Period, each as defined in the Grant Letter, and (ii) the Participant’s continued employment with the Company and the Subsidiaries through the end of the applicable Performance Period.
(c)    For the avoidance of doubt, in the event the performance target is not achieved for a Performance Period, the Stock Units subject to achievement of such performance target shall be forfeited and shall cease to be outstanding.
4.Performance Targets. Provided the Participant has remained in the continuous employment of the Company and the Subsidiaries through the end of the applicable Performance Period, the Stock Units shall become vested on the last day of the applicable Performance Period as follows:
(a)    one-third (1/3) of the Stock Units shall vest on the last day of the Year 1 Performance Period if EBITDA divided by USD 100 million is greater than one (1) for the Year 1 Performance Period;

(b)    one-third (1/3) of the Stock Units shall vest on the last day of the Year 2 Performance Period if EBITDA divided by USD 100 million is greater than one (1) for the Year 2 Performance Period; and
(c)    one-third (1/3) of the Stock Units shall vest on the last day of the Year 3 (the “Last Vesting Date”) Performance Period if EBITDA divided by USD 100 million is greater than one (1) for the Year 3 Performance Period.
EBITDA shall be calculated at the end of each Performance Period by the Chief Financial Officer of the Company (the “Officer”) in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), as adjusted by the Officer to exclude extraordinary gains or losses in accordance with the methodology that has been specified by the Committee for calculation of EBITDA, and shall be reported to the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) as soon as reasonably practicable (and no later than March 15) following the end of each Performance Period.  None of the Stock Units shall be settled unless and until the Compensation Committee certifies that the EBITDA target and the requirements of the Terms and Conditions have been met, except upon a Participant’s death or Disability as described in Paragraph 9(c) or as otherwise provided in Section 10(f). Upon certification by the Compensation Committee, the vested Stock Units shall be settled in accordance with Paragraph 3 above. Except as otherwise provided in Paragraph 9 or 10 below, (i) to the extent the Company does not achieve the EBITDA target for the applicable Performance Period, one-third (1/3) of the Stock Units shall be forfeited, and (ii) any unvested Stock Units that are outstanding as of a Participant’s termination of employment that occurs prior to the Last Vesting Date shall be forfeited.
5.Adjustment. If under Section 12 of the Plan, the Participant shall be entitled to new, additional or different Stock Units, such new, additional or different Stock Units shall be subject to the vesting and other restrictions as provided in the Terms and Conditions and the Grant Letter.
6.Rights as Shareholder. The Stock Units shall be subject to the vesting requirements and other restrictions as provided in the Terms and Conditions and the Grant Letter. Upon the delivery of shares of Common Stock hereunder after vesting, the Participant shall have all the rights of a shareholder with respect to such shares of Common Stock, including, but not limited to, the right to vote such shares of Common Stock and to receive all dividends and other distributions paid with respect to them, and all such shares of Common Stock shall be evidenced by one or more certificates.
7.Dividend Equivalent Rights. The Stock Units shall include corresponding Dividend Equivalent Rights. The Dividend Equivalent Rights shall be subject to the same vesting requirements and forfeiture provisions as the Stock Units, and shall be settled in the form of a cash payment at the same time that the vested Stock Units are settled as provided in Paragraph 3 above.
8.Non-Transferability. Stock Units may not be assigned, sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution. Any attempt by the Participant to dispose of any of the Stock Units in any such manner shall result in the immediate forfeiture of the Stock Units.
9.Termination of Employment.
(a)    In the event of the termination of the Participant’s employment prior to the Last Vesting Date, the Participant shall forfeit any unvested Stock Units and shall not have any right to payment in respect thereof, unless otherwise provided in this Paragraph 9 or Paragraph 10 below.

(b)    If the Participant’s employment terminates on account of Retirement (as defined below) after the first anniversary of the Date of Grant and prior to the Last Vesting Date, a pro rata portion of the Participant’s outstanding unvested Stock Units attributable to each Performance Period will vest to the extent the EBITDA target is met for a Performance Period (as certified by the Compensation Committee pursuant to Paragraph 4 above), as described in this Paragraph 9(b). The pro-rata portion of the outstanding unvested Stock Units shall be determined for the Performance Period in which the Participant’s termination date occurs and each subsequent Performance Period, and shall be calculated by multiplying the outstanding unvested Stock Units that would otherwise vest at the end of such Performance Period pursuant to Paragraph 4 above by a fraction, the numerator of which is the number of the Participant’s completed months of continuous service with the Company or a Subsidiary during the Year 1, Year 2, and Year 3 Performance Periods and the denominator of which is the number of months in the Performance Period for which the calculation is being performed plus the number of months in all prior Performance Periods (if applicable). If the Participant’s employment terminates on account of Retirement within one year following the Date of Grant, the Stock Units shall immediately be forfeited and the Participant shall not have any right to payment in respect thereof, except as otherwise provided in Paragraph 10(d) below. For purposes of the Stock Units, “Retirement” shall mean termination of employment (other than for Cause, as defined in the Plan) after the Participant has attained age 62 and has completed ten years of service with the Company and its Subsidiaries.
(c)    If the Participant’s employment terminates prior to the Last Vesting Date on account of the Participant’s death or Disability (as defined below), any outstanding unvested Stock Units will vest as of the date of the Participant’s death or Disability. For the avoidance of doubt, the Participant shall not be entitled to the vesting of any Stock Units previously forfeited pursuant to Section 3(c). For purposes of the Stock Units, “Disability” shall mean the Participant is, by reason of a mental or physical impairment, eligible to receive long-term disability benefits under the applicable long-term disability plan of the Company.
(d)    If the Participant’s employment is terminated for Cause, whether before or after the Last Vesting Date, the Stock Units shall immediately be forfeited and the Participant shall not have any right to payment in respect thereof.
(e)    Any Stock Units that vest upon termination of employment pursuant to this Paragraph 9 shall be settled in accordance with Paragraph 3 above. Any Stock Units that do not vest upon termination of employment shall be forfeited and the Participant shall not have any right to payment in respect thereof.
10.Change in Control.
(a)    If a Change in Control occurs prior to the Last Vesting Date, the Stock Units shall be governed by this Paragraph 10; provided that, the Committee may take such other actions with respect to the Stock Units as it deems appropriate pursuant to the Plan.
(b)    The Committee may determine that the outstanding unvested Stock Units shall be (i) converted to and payable in units with respect to shares or other equity interests of the acquiring company or its parent or (ii) payable in cash based on the Fair Market Value of the Stock Units as of the date of the Change in Control.
(c)    The Stock Units shall vest in accordance with the terms of Paragraph 4, and shall be paid, to the extent vested, in accordance with Paragraph 3(a); provided that the Committee (as constituted immediately prior to the Change in Control) may equitably adjust such performance targets as the Committee determines, in its sole discretion, is necessary or appropriate to reflect the Change in Control transaction.
(d)    If the Participant terminates employment on account of Retirement upon or after the Change in Control and prior to the Last Vesting Date, the outstanding Stock Units shall vest on a pro rata basis as described in Paragraph 9(b), but without regard to the requirement that the Participant's Retirement must occur on or after the first anniversary of the Date of Grant. Any vested Stock Units shall be paid in accordance with Paragraph 3(a).
(e)    If the Participant terminates employment on account of death or Disability upon or after the Change in Control and prior to the Last Vesting Date, any outstanding unvested Stock Units shall become fully vested upon such termination, and shall be paid in accordance with Paragraph 3(a); provided that, for the avoidance of doubt, the Participant shall not be entitled to the vesting of any Stock Units previously forfeited pursuant to Section 3(c).
(f)    If the Participant’s employment is terminated by the Company without Cause or the Participant terminates employment for Good Reason, upon or within 12 months following the Change in Control and prior to the Last Vesting Date, any outstanding unvested Stock Units shall become fully vested upon such termination of employment, without regard to whether the performance targets set forth in Paragraph 4 have been achieved, and shall be paid in accordance with Paragraph 3(a); provided that, for the avoidance of doubt, the Participant shall not be entitled to the vesting of any Stock Units previously forfeited pursuant to Section 3(c).
11.Deferral of Shares. Subject to Section 9(b) of the Plan and to the extent the Participant is eligible for participation in the General Cable Corporation Deferred Compensation Plan or another deferral plan (the “DCP”), the Company may allow the Participant to elect to defer receipt of shares of Common Stock under the terms of an agreement acceptable to the Company under the DCP and applicable law, including Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the Company reserves the right to cause deferral to be made so as to comply with Section 162(m) of the Code.
12.Tax and Social Insurance Withholding. Regardless of any action the Company and/or the Subsidiary which employs the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility, and the Company and the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including the grant of the Stock Units, the vesting of the Stock Units, the subsequent sale of any shares of Common Stock acquired pursuant to the Stock Units and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.
Prior to the delivery of the shares of Common Stock upon the vesting of the Stock Units, if any taxing jurisdiction requires withholding of Tax-Related Items, the Company may withhold a sufficient number of whole shares of Common Stock otherwise issuable upon the vesting of the Stock Units that have an aggregate Fair Market Value (as defined under the Plan) sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the shares of Common Stock (or as otherwise determined by the Company in its sole discretion). The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. Alternatively, the Company and/or the Employer may, in their discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant’s salary/wages, cash amounts payable under hereunder or other amounts payable to the Participant, with no withholding in shares of Common Stock.
In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock or through the withholding from the Participant’s salary/wages, cash amounts payable hereunder or other amounts payable to the Participant, no shares of Common Stock will be issued upon vesting of the Stock Units unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items which the Company and/or the Employer determine, in its sole discretion, must be withheld or collected with respect to such Stock Units. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company, the Employer or another Subsidiary may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this grant of Stock Units, the Participant expressly consents to the withholding of shares of Common Stock and/or the withholding of amounts from the Participant’s salary/wages or other amounts payable to the Participant as provided for hereunder. All other Tax-Related Items related to the Stock Units and any shares of Common Stock delivered in payment thereof are the Participant’s sole responsibility.
13.Legend. If the Company, in its sole discretion, shall determine that it is necessary to comply with applicable securities laws, the certificate or certificates representing any shares of Common Stock delivered to the Participant hereunder shall bear an appropriate legend in form and substance, as determined by the Company, giving notice of applicable restrictions on transfer under or with respect to such laws.
14.Stock Units Subject to Securities Law. The Participant covenants and agrees with the Company that if, with respect to the Stock Units or any shares of Common Stock delivered to the Participant pursuant to the Terms and Conditions, there does not exist a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which Registration Statement shall have become effective and shall include a prospectus that is current with respect to the Stock Units or shares of Common Stock subject to the Terms and Conditions, (i) that he or she takes the Stock Units or such shares of Common Stock for his or her own account and not with a view to the resale or distribution thereof, (ii) that any subsequent offer for sale or sale of any such shares of Common Stock shall be made either pursuant to (x) a Registration Statement on an appropriate form under the Act, which Registration Statement shall have become effective and shall be current with respect to the shares of Common Stock being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, the Participant shall, prior to any offer for sale of such shares of Common Stock, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption and (iii) that the Participant agrees that the certificates evidencing such shares of Common Stock shall bear a legend to the effect of the foregoing.
15.Stock Units Subject to Plan. The Terms and Conditions and the Grant Letter are subject to all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions, except as permitted by the Plan. In the event, however, of any conflict between the provisions of the Terms and Conditions, the Grant Letter or the Plan and the provisions of an employment or change-in-control agreement between the Company and the Participant, the provisions of the latter shall prevail, to the extent consistent with the Plan.

16.Clawback. The Stock Units and any underlying shares of Common Stock or value received will be subject to all applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time. In addition, in the event that the Participant engages in any activity, before or after termination of employment or service, that would be grounds for termination of the Participant’s employment for Cause, or if otherwise permitted or required pursuant to any clawback or recoupment policy of the Company, the Committee may in its discretion:
(a)    determine that the Participant shall immediately forfeit the outstanding Stock Units (without regard to whether they have vested), and the outstanding Stock Units shall immediately terminate, and
(b)    require the Participant to return to the Company any cash or shares of Common Stock of the Company received in settlement of the Stock Units; provided that, if the Participant has disposed of any shares of Common Stock received upon settlement of the Stock Units, the Committee may require the Participant to pay to the Company, in cash, the Fair Market Value of such shares of Common Stock as of the date of disposition. The Committee shall exercise the right of recoupment provided in this Paragraph 16(b) within 180 days after the Committee’s discovery of the applicable activity or within any other period permitted pursuant to any applicable clawback or recoupment policy.
For purposes of this Paragraph 16, the Participant expressly and explicitly authorizes the Company to issue instructions, on behalf of the Participant, to any brokerage firm and/or third party administrator engaged by the Company to hold shares of Common Stock and other amounts acquired under the Plan to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts held on behalf of the Participant to the Company.
17.EU Age Discrimination. For purposes of the Stock Units, if the Participant is a resident of and employed in a country that is a member of the European Union, the grant of the Stock Units, the Terms and Conditions and the Grant Letter are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
18.Forced Sale of Shares; Compliance with Laws; Repatriation. Notwithstanding anything in the Grant Letter or the Terms and Conditions to the contrary, if required by applicable law or foreign exchange rules or regulations, the Company may, in its sole discretion, require the Participant to immediately sell any or all shares of Common Stock issued upon settlement of the Stock Units (in which case, the Company shall have the authority to issue sales instructions in relation to such shares of Common Stock on the Participant’s behalf).
The Participant agrees, as a condition of the grant of the Stock Units, to repatriate all payments attributable to the Stock Units and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to the Stock Units) in accordance with all foreign exchange rules and regulations applicable to the Participant. In addition, the Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with all applicable laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under all applicable laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
19.Code Section 409A. The Stock Units are intended to comply with Section 409A of the Code or an exemption, and payments may only be made upon an event and in a manner permitted by Section 409A, to the extent applicable. Notwithstanding anything in the Terms and Conditions or the Grant Letter to the contrary, if required by Section 409A, if the Participant is considered a “specified employee” for purposes of Section 409A and if any payment hereunder is required to be delayed for a period of six months after separation from service pursuant to Section 409A, such payment shall be delayed as required by Section 409A, and the accumulated payment amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Participant dies during the postponement period prior to payment, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death. Any payments to be made upon a termination of employment may only be made upon a “separation from service” under Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of a payment, except in accordance with Section 409A.
20.No Right to Continued Employment. Nothing contained in the Plan, the Grant Letter or the Terms and Conditions shall confer upon the Participant any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of the Participant at any time.
21.Discretionary Nature of Plan; No Vested Rights. The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, suspended, or terminated by the Company, in its sole discretion, at any time. The grant of the Stock Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Stock Units or any other award under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant, and the vesting provisions. Any amendment, suspension or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer.
22.Extraordinary Benefit. The value of the Stock Units and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant’s employment (and the Participant’s employment contract, if any). Any grant under the Plan, including the grant of the Stock Units, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
23.Consent to Collection, Use, Processing, and Transfer of Data. Pursuant to applicable personal data protection laws, the Company and the Employer hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s grant of the Stock Units and the Participant’s participation in the Plan. The collection, use, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan. The Participant’s denial and/or objection to the collection, use, processing and transfer of personal data may affect the Participant’s participation in the Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.
The Company and the Employer hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Stock Units, or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and the Employer each will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logic and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
The Company and the Employer each will transfer Data internally as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and the Employer each may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired pursuant to the Plan.
The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting the Employer’s local Human Resources Manager or the Company’s Human Resources Department.
24.Private Placement. The grant of the Stock Units is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under U.S. or local law) and the grant of the Stock Units is not subject to the supervision of the local securities authorities (unless otherwise required under U.S. or local law).

25.Electronic Delivery of Documents. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Units or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including a website maintained by Fidelity Stock Plan Services.
26.English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that the Terms and Conditions, the Grant Letter, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Units, be drawn up in English. If the Participant has received the Terms and Conditions, the Grant Letter, the Plan or any other documents related to the Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.
27.Addendum. Notwithstanding any provisions herein to the contrary, the Stock Units shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different), as may be set forth in an addendum to the Terms and Conditions (the “Addendum”). Further, if the Participant transfers the Participant’s residence and/or employment to another country, the special terms and conditions reflected in the Addendum, if any, for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of the Terms and Conditions.
28.Additional Requirements. The Company reserves the right to impose other requirements on the Stock Units, any shares of Common Stock acquired pursuant to the Stock Units and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Stock Units and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
29.Binding Effect. The Terms and Conditions and the Grant Letter shall be binding upon and inure to the benefit of the parties’ respective heirs, legal representatives successors and assigns.
30.Governing Law/Severability. All questions concerning the construction, validity and interpretation of the Stock Units and the Plan shall be governed and construed according to the laws of the Commonwealth of Kentucky, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the Stock Units or the Plan shall be brought only in the state or federal courts of the Commonwealth of Kentucky. In the event that any provision of the Terms and Conditions shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
31.Entire Agreement. The Terms and Conditions and the Grant Letter constitute the entire agreement between the parties hereto, and all prior oral and written representations are merged into the Terms and Conditions. The headings in the Terms and Conditions are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the Terms and Conditions or any provision hereof.

32.By electronically acknowledging and accepting the grant of the Stock Units following the date of the Company’s electronic notification to the Participant through online acceptance pursuant to the Fidelity Stock Plan Services website, the Participant (a) acknowledges receipt of the Plan incorporated herein, (b) acknowledges that he or she has read the Grant Letter, any applicable Addendum and these Terms and Conditions and understands the terms and conditions of them, (c) accepts the Stock Units described in these Terms and Conditions, (d) agrees to be bound by the terms of the Plan, the Grant Letter, any applicable Addendum and these Terms and Conditions, and (e) agrees that all decisions and determinations of the Committee with respect to the Stock Units shall be final and binding.
THE PARTICIPANT MUST ACKNOWLEDGE AND ACCEPT THE STOCK UNITS WITHIN 45 DAYS FROM DATE OF GRANT.